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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

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[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          FIRST SAVINGS BANCORP, INC.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:
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 This message was first published in a mailing to shareholders on June 12, 2000


                        Shareholder Questions and Answers
                     Concerning the Proposed Merger between
                    First Savings Bancorp and First Bancorp.
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This Question and Answer brochure is intended to provide guidance concerning several questions shareholders might have about the proposed merger between First Savings Bancorp and First Bancorp. The issues addressed are discussed in more detail in the joint proxy statement/prospectus from First Savings and First Bancorp, dated May 16, 2000.

                       Shareholders are encouraged to read
 the joint proxy statement/prospectus carefully before they vote on the merger.

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                              SHAREHOLDERS WHO WISH
                            TO VOTE "FOR" THE MERGER,
                         HERE'S WHAT YOU SHOULD DO NOW:

 If you have shares in a "street name", you may vote by phone, the Internet or by returning the Voter Instruction Form immediately, using the postage paid envelope provided. Shares held in street name must be tabulated as soon possible in advance of the shareholders meeting. Shareholders holding their shares in "street name" may vote in person at the shareholders meeting only if they have a legal proxy from their broker or other record owner or have delivered a certificate of ownership from their broker or other record owner.

 Shareholders who have shares registered in their own name (you have the stock certificates in your possession) should mail the proxy card immediately, using the postage paid envelope provided. You may fax a copy of your proxy card to First Savings Bank at 910-692-7501.

You may also vote your shares in person at the special  meeting, June 26, 2000.

            If you have questions, please contact our Proxy Solicitor
                               REGAN & ASSOCIATES
                                  800-737-3426
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Q1: What dividend does First Bancorp expect to pay after the merger?
ANSWER:
First Bancorp expects to pay an INCREASED DIVIDEND equivalent to an annual dividend rate of $1.10 for each share of First Savings you currently own. This compares to your current rate of $1.04 per share.

Q2: How can I calculate the amount of the expected dividend I will be paid?
ANSWER:
Multiply the number of First Savings shares you own now by $1.10. The result will be the amount of expected dividend you can expect to receive. For example, if you own 1,000 shares now, the expected dividend would amount to $1,100.00.

The amount of the dividend you would have expected to earn absent the merger, based upon amounts currently paid by First Savings, would have been less; it would have amounted to $1,040.00.

Q3: Will I own the same number of shares after the merger?
ANSWER:
First Savings shareholders will own more shares. They will receive 1.2468 shares of First Bancorp stock for every share of First Savings stock they own. As an example, if you now have 1,000 shares of First Savings stock, you will receive 1,246 shares of First Bancorp stock as a result of the merger. (Fractional shares will be paid in cash.)

Q4: What will happen to First Savings Bank employees?
ANSWER:
The new company is expected to retain the First Savings employee and management team, so customers should see very few changes in the way we do business. We expect that our Seven Lakes office will be consolidated with the First Bank office located just across the parking lot from ours. We expect that First Bank will be consolidating two other of their branches into ours.

Q5: What percentage of the combined bank will First Savings' shareholders own and what will shareholder equity be in that company?
ANSWER:
First Savings' shareholders are expected to own approximately 49% of a banking company whose total shareholder equity should exceed $100 million.

Q6: How many banking offices will the new company have?
ANSWER:
The company expects to operate 11 full-service offices in Moore County, and 28 offices in other NC counties for a total of 39 banking offices in North Carolina. First Savings' shareholders will become part of a banking company with assets that are expected to exceed $900 million.

Q7: How will the merger affect the liquidity of my stock?
ANSWER:
For the twelve months ended April 30, 2000, a total of 862,847 shares of First Bancorp (FBNC) stock traded on the NASDAQ market. We believe that combining our shares with those of FBNC shareholders should provide increased liquidity to First Bancorp's stock.

Q8: How will the products and services offered by the combined bank compare with those offered by other banks in Moore County?
ANSWER:
First Savings does not offer the level of modern products and services our market requires. The merger will make First Savings shareholders part of a banking company that will offer more of the modern products and services Moore County banking customers want.

Q9: How does First Bancorp's stock performance compare to that of First Savings over the past five years?
ANSWER:
First Bancorp has been a high performer. If you had invested $100 in First Bancorp common stock on December 31, 1994 and reinvested all dividends, it would have been worth $266.47 at December 31, 1999, or an annualized return of 21.7%. This compares to First Savings' annualized return of 6.7% for the five-year period ended June 30, 1999. (Past performance is no guarantee of future success.)

                                    [GRAPH]

                  Five Year Annualized Return to Shareholders
                        First Savings 6/30/94-6/30/1999
                         First Bank 12/31/94-12/31/99

                           First Bank        21.70%
                           First Savings      6.70%

Q10: How many offers were considered before selecting First Bancorp as the best one?
ANSWER:
Discussions were held with 11 companies in four states regarding a combination with First Savings. Three companies submitted proposals. At the time the decision was made to join with First Bancorp, there was no better offer.

Q11: How do I know the offer to purchase First Savings is fair to its shareholders?
ANSWER:
In the proxy statement, on pages 28-30, you will find that Ferguson & Company, an independent firm retained by the Directors of First Savings, after a thorough process and analysis, concluded that the amount to be received in this merger is fair from a financial point of view to the shareholders of First Savings. We're confident that shareholders who read the opinion carefully and objectively will agree.

Q12: What is the effect of the merger upon historical pro forma earnings per share?
ANSWER:
If you combined the two banks' earnings in 1999 and applied the merger exchange ratio, you'll see that for First Savings shareholders, pro forma equivalent earnings per share go up 14.5% (from $1.38 to $1.58) while for First Bancorp shareholders, their earnings per share go down (from $1.43 to $1.27). This does not take into account any cost savings or revenue enhancements that may result from the merger. We believe earnings per share is a far greater component of shareholder value than book value.

Q13: I've heard that the price per share being paid for First Savings is too low, and that the offer should be for a higher multiple of book value. Why not wait until a better offer comes along?
ANSWER:
We think that shareholders who focus on the book value are looking at the wrong thing. We think that the potential of increased earnings and returns on shareholders' equity are better ways to evaluate the value of the transaction.

We reject the idea that the price being paid for First Savings is too low. The proxy statement, pages 22-26, explains the steps the Directors took to obtain the current offer. In addition, the proxy statement, on pages 28-30, explains the steps our financial advisor, Ferguson & Company, took to determine the fairness of the consideration being offered to our shareholders from a financial point of view. We encourage all shareholders to read Ferguson's report. We believe that after reading it, shareholders will appreciate that the price being paid by First Bancorp is indeed fair.

As for waiting for a better offer, we don't believe there's anything to gain by that. We see the need to provide broader financial products getting stronger every day. Furthermore, the business climate becomes more competitive every day. We believe, long term, the combination of First Savings and First Bancorp will best enhance the value of our company to shareholders.

Q14: I've heard that First Bancorp could have paid a higher exchange ratio. Why didn't they?
ANSWER:
Please refer to the section of the proxy statement entitled "Financial Impact Analysis " on page 33, which was provided by First Bancorp's independent advisors, Sterne, Agee & Leach, Inc. The second paragraph of this section notes that even after accounting for estimated cost savings and revenue enhancements, the merger is actually estimated to be 3.3% dilutive to First Bancorp's diluted earnings per share. The reader should keep in mind that shareholders of First Bancorp are expected to take a short term reduction in earnings per share and reduced return on equity as a result of the merger.

Readers are also encouraged to note in the proxy statement, in the section entitled "Contribution Analysis" also on page33, that Sterne, Agee & Leach, Inc. estimated First Savings would contribute 43.8% of the combined company's net income for 2000 (before costs savings or revenue enhancements) while receiving 49.8% ownership in the combined company.

Q15: I've heard that First Bancorp shareholders gain book value while First Savings shareholder realize a loss in book value. Why should I support the merger if I lose book value?
ANSWER:
It is certainly true that First Savings shareholders give up some book value. It is also true that First Bancorp's shareholders give up ownership of about half of their company and accept a likely reduction in earnings per share and reduction of return on shareholder equity.

However, from our point of view, this is a classic "win/win" situation. Shareholders of both companies give up something to get something. All will become owners of a stronger, better-positioned company with improved earnings potential.

Q16: How would the merger have affected return on equity and earnings per share if it had occurred at the beginning of 1999?
ANSWER:
In the Proxy Statement, pages 9-14 and 57-65, shareholders can review the historical financial performance of First Bancorp and First Savings Bancorp. They can also see a "pro forma" presentation that sets forth what the financial performance would have been if both banks had operated as a combined institution in past years.

Based upon the Proxy Statement information mentioned above, we have prepared two charts that compare Diluted Earnings Per Share and Return on Shareholders' Equity for the calendar year 1999. These charts contrast First Savings' actual performance in 1999, operating on its own, with the performance of the two companies as if they had operated together as a single institution during 1999. As the reader will discern, the merger is reasonably expected to favorably affect both earnings and return on shareholders equity. This presentation is not a prediction of the future, and is not necessarily indicative of the results that would have occurred if the merger had been consummated at or prior to January 1, 1999.

               These charts help shareholders answer the question,
                      "If we combined the 1999 performance
                     numbers for both banks, how would First
                      Savings Return an Equity and Earnings
                             per Share be affected?"

                 [GRAPH]                              [GRAPH]

Return on Shareholders' Equity (Pro Forma)       Diluted Earnings Per Share (Pro Forma Equivalent)
"If First Savings had been combined with         "If First Savings had been combined with First
First Bancorp for all of 1999, what would        Bancorp for all of 1999, what would the effect
the effect have been on Return on                have been on Diluted Earnings Per Share?
Shareholders' Equity?"

SOPN (actual)         8.03%                      SOPN (actual)        $1.38
SOPN with Merger     11.00%                      SOPN with Merger     $1.58

Note: The performance ratios depicted in the graph above DO NOT INCLUDE cost savings or revenue enhancements that may result from the merger. We believe the effect of those savings and enhancements would be to further improve earnings per share and return on shareholders' equity.




Q17: What does management of First Savings recommend?
ANSWER:
The Board of Directors and Management recommend that shareholders vote "FOR" the merger with First Bancorp.


                       Shareholder Quick Reference Guide:
                Reasons In Favor of the Merger with First Bancorp

            With First Bancorp, we believe First Savings shareholders
                     have a greater potential to experience:

                        o Increased earnings per share
                        o Enhanced dividends per share
                        o Enhanced return on equity

     Of course, there are other benefits to shareholders. They include:

1. First Savings shareholders are expected to receive an INCREASED DIVIDEND equivalent to an annual dividend rate of $1.10 per share.
2. First Savings shareholders will receive 1.2468 shares of First Bancorp stock for every share of First Savings stock they own.

3. To insure that the changes after the merger reflect the needs and wishes of First Savings customers, the new board will include seven current First Savings directors.
4. The new company is expected to retain the First Savings employee and management team, so customers should see very few changes in the way we do business.
5. First Savings shareholders expect to own 49% of a banking company whose total shareholder equity is expected to exceed $100 million.
6. First Savings shareholders will become part of a banking company with assets that are expected to exceed $900 million. The company expects to operate 11 full-service offices in Moore County and 28 offices in other NC counties for a total of 39 banking offices in North Carolina.
7. There will be more shareholders, thus stock liquidity is expected to increase.

    The merger will make First Savings shareholders part of a banking company that has the modern products and services Moore County banking customers want - and need. (Services they are buying every day from other banks in the County.)

                     The Board of Directors of First Savings
                urges all shareholders to vote "FOR" the merger.


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                                  Questions?
                    If you have lost your proxy or have any
              questions, please call us TOLL FREE 888-372-7283 or
                     910-692-6222 and we will assist you.

 Shareholders may also get information and assistance from our Proxy Solicitor
                              REGAN & ASSOCIATES
                                 800-737-3426

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The above information has been provided by the board of directors of First
Savings Bancorp, Inc. First Bancorp and First Savings Bancorp have filed a joint proxy statement/prospectus and other documents concerning the merger with the United States Securities and Exchange Commission ("SEC") and have mailed the joint proxy statement/prospectus to their shareholders. These documents contain important information and we urge you to read the joint proxy statement/prospectus and other documents filed with the SEC carefully. You can obtain the documents free from the SEC's website, www.sec.gov. Our officers' and directors' interests in First Savings (stock, contracts, etc.) are described in First Savings' September 24, 1999 proxy statement which is also available on the SEC website. In addition, you may obtain free copies of these documents from the Corporate Secretary of First Savings Bancorp, P.O. Box 1657, Southern Pines, North Carolina 28388-1657, telephone (910) 692-6222.